Europacific Growth Fund

March 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K1 and K2
Advisory Contract ($000's omitted
K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$299,130
Class B	$199
Class C	$4,118
Class F1	$81,016
Class F2	$118,419
Total	$502,882
Class 529A	$10,359
Class 529B	$0
Class 529C	$758
Class 529F1	$972
Class 529E	$416
Class R1	$556
Class R2	$2,853
Class R3	$49,012
Class R4	$135,957
Class R5	$160,460
Class R6	$374,616
Total	$735,959

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class 1	$0.4500
Class 2	$0.0334
Class 3	$0.0978
Class 4	$0.4366
Class 5	$0.5745
Class 529A	$0.4358
Class 529B	$0.0000
Class 529C	$0.0963
Class 529F1	$0.5311
Class 529E	$0.3251
Class R1	$0.0900
Class R2	$0.1232
Class R3	$0.3191
Class R4	$0.4578
Class R5	$0.5880
Class R6	$0.6146

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$42,604
B) Repurchase agreements	$0
C) Short-term debt securities other than repurchase agreements	$9,030,766
D) Long-term debt securities including convertible debt	$409,742
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$114,600,056
G) Options on equities	$0
H) Options on all futures	$0
I) Other investments	$5,758
J) Receivables from portfolio instruments sold	$326,298
K) Receivables from affiliated persons	$0
L) Other receivables	$658,326
M) All other assets	$0
N) Total assets	$125,073,550
O) Payables for portfolio instruments purchased	$383,833
P) Amounts owed to affiliated persons	$80,535
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$420,348
S) Senior equity	$0
T) Net Assets of common shareholders	$124,188,834

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	$654,087
Class B	$5,145
Class C	$41,281
Class F1	$191,963
Class F2	$217,240
Total	$1,109,717
Class 529A	$24,279
Class 529B	$642
Class 529C	$7,896
Class 529F1	$1,847
Class 529E	$1,295
Class R1	$6,268
Class R2	$22,504
Class R3	$149,164
Class R4	$296,920
Class R5	$247,295
Class R6	$659,651
Total	$1,417,761

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$49.37
Class B	$49.17
Class C	$48.22
Class F1	$49.10
Class F2	$49.32
Class 529A	$48.89
Class 529B	$48.39
Class 529C	$47.88
Class 529F1	$48.89
Class 529E	$48.49
Class R1	$47.64
Class R2	$47.96
Class R3	$48.40
Class R4	$48.48
Class R5	$49.32
Class R6	$49.38

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$115,061,509